Entrada Therapeutics Highlights Progress Across its Portfolio of RNA-based Therapeutics for the Treatment of Neuromuscular and Ocular Diseases

-- Company on track to report ELEVATE-44-201 data from the first cohort in Q2 2026 and ELEVATE-45-201 data from the first cohort in mid-2026 –

-- Expects to initiate global Phase 1/2 MAD clinical study of ENTR-601-50 by the end of 2026 and to submit global regulatory applications for ENTR-601-51 in 2026 –

-- Expands pipeline with selection of ENTR-801 as first clinical candidate in ocular diseases for the treatment of Usher syndrome type 2A and expects to nominate second clinical candidate in 2026 –

-- Cash runway into Q3 2027 –

-- Entrada to present at the 44th Annual J.P. Morgan Healthcare Conference on Wednesday, January 14, 2026, at 3:45 PM PT (6:45 PM ET) --

BOSTON, Jan. 8, 2026 (GLOBE NEWSWIRE) -- Entrada Therapeutics, Inc. (Nasdaq: TRDA) today reported progress across its robust development portfolio of RNA-based programs for the potential treatment of neuromuscular and ocular diseases.

“In 2025, we strategically positioned Entrada to significantly advance what we believe to be best-in-class therapies for people living with Duchenne muscular dystrophy, and expanded our pipeline into ocular diseases with the selection of our first clinical candidate targeting Usher syndrome, an inherited retinal disorder with a profound unmet clinical need,” said Dipal Doshi, Chief Executive Officer at Entrada Therapeutics. “2026 will be a data-rich year for our Duchenne franchise, with multiple readouts including data from the first cohort of ELEVATE-44-201 expected in the second quarter of 2026 and ELEVATE-45-201 in mid-2026. We also plan to advance our growing development portfolio of RNA-based programs and expect to nominate a second clinical candidate in ocular diseases later this year. With sufficient cash resources available, we believe we are well-positioned to advance and expand our unique pipeline of intracellular therapeutics.”

Entrada highlights the following progress against its goal of building a diverse pipeline of transformative therapeutics that address areas of high unmet need where the Company can have a profound impact for patients and their families:

Clinical-Stage Development Pipeline: Entrada continues to advance multiple clinical programs in people living with Duchenne muscular dystrophy (DMD) in the U.K., EU and U.S. In 2026, the Company expects to have four clinical-stage programs in its DMD franchise (ENTR-601-44, ENTR-601-45, ENTR-601-50 and ENTR-601-51), complementing the ongoing clinical progress of its myotonic dystrophy type 1 (DM1) partnership (VX-670) with Vertex.

•ELEVATE-44-201: The Company completed dosing of Cohort 1 of the global Phase 1/2 multiple ascending dose (MAD) portion of the clinical study of ENTR-601-44 in ambulatory patients living with DMD who are amenable to exon 44 skipping, and transitioned to the open label, Phase 2 portion of the study. The Company is on track to report data from Cohort 1 (6 mg/kg) in the second quarter of 2026, data from Cohort 2 (up to 12 mg/kg) by year-end, and data from Cohort 3 (up to 18 mg/kg) to follow. In December 2025, the U.S. Food and Drug Administration (FDA) granted Rare Pediatric Disease Designation to ENTR-601-44.
•ELEVATE-44-102: The Company expects to initiate a Phase 1b MAD clinical study of ENTR-601-44 in ambulatory and non-ambulatory adults living with DMD in the U.S. in the first half of 2026.
•ELEVATE-45-201: The Company initiated patient dosing in the global Phase 1/2 MAD portion of the clinical study of ENTR-601-45 in ambulatory patients living with DMD who are amenable to exon 45 skipping. The Company is on track to report data from Cohort 1 (5 mg/kg) in mid-2026, with data from Cohort 2 and Cohort 3 (up to 10 mg/kg and 15 mg/kg) to follow.
•ELEVATE-50-201: The Company received regulatory authorization from the U.K.’s Medicines and Healthcare Products Regulatory Agency (MHRA) and Research Ethics Committee to initiate a Phase 1/2 MAD clinical study of ENTR-601-50 in ambulatory patients living with DMD who are amenable to exon 50 skipping. The Company expects to submit regulatory applications in the EU for ENTR-601-50 in the second half of 2026 and initiate the study by the end of 2026.
•ENTR-601-51: The Company expects to submit global regulatory applications for ENTR-601-51 in 2026.
•VX-670: Vertex continues to enroll and dose the MAD portion of the global Phase 1/2 clinical trial of VX-670 in people living with DM1, which will assess both safety and efficacy. Vertex is on track to complete enrollment and dosing in the trial in the first half of 2026.

Expanding Preclinical Pipeline: The Company has generated compelling preclinical data from programs focused on ocular and metabolic diseases, which include new modalities.
The Company has advanced two ocular programs into lead optimization for the potential treatment of inherited retinal diseases. Both programs are novel oligonucleotide-based therapeutics with the potential to address areas of high unmet need. In December 2025, Entrada declared its first ocular clinical candidate, ENTR-801, for the potential treatment of Usher syndrome type 2A (USH2A). The Company plans to announce a second clinical candidate in ocular diseases in 2026.
•ENTR-801: The Company’s first ocular candidate is an optimized, proprietary oligonucleotide-based therapy for the potential treatment of a subgroup of patients with Usher syndrome type 2A (USH2A), who are amenable to exon 13 skipping. The clinical candidate is being designed to restore functional usherin protein production with the goal of preserving photoreceptors (the light-sensing cells in the eye) to stabilize the overall retinal architecture and preserve function.

ENTR-801 was selected from a library of 200 sequences based on its robust exon skipping and usherin protein production, as well as initial safety in multiple animal models.
USH2A is an inherited eye disease caused by changes in the USH2A gene. In some people, mutations in exon 13 prevent the body from producing usherin, a protein that is essential for the health of photoreceptors. Without usherin, photoreceptors gradually degenerate, leading to progressive vision loss that often begins in early adulthood and can progress to legal blindness by mid-adulthood. There are currently no approved therapies that address the underlying cause of Usher syndrome. In the United States and Europe, approximately 15,000 people are living with Usher syndrome type 2A who may be amenable to exon 13 skipping.
Cash Runway: The Company continues to be well-capitalized with cash runway anticipated into Q3 2027.

J.P. Morgan Healthcare Conference Presentation and Webcast
Dipal Doshi will deliver a company presentation at the 44th Annual J.P. Morgan Healthcare Conference on Wednesday, January 14, 2026, at 3:45 PM PT (6:45 PM ET). A live webcast will be available on the Presentations portion of Entrada’s Investor Relations website at https://ir.entradatx.com. The webcast will be archived and available for replay for 30 days after the event.

About Entrada Therapeutics
Entrada Therapeutics is a clinical-stage biopharmaceutical company aiming to transform the lives of patients by establishing a new class of medicines that engage intracellular targets that have long been considered inaccessible. The Company’s Endosomal Escape Vehicle (EEV™)-therapeutics are designed to enable the efficient intracellular delivery of a wide range of therapeutics into a variety of organs and tissues, resulting in an improved therapeutic index. Entrada is advancing a robust development portfolio of RNA- and protein-based programs for the potential treatment of neuromuscular, ocular and other diseases, leveraging next-generation EEVs, novel oligonucleotide sequences and an advanced protein engineering platform. The Company’s lead oligonucleotide programs are in development for the potential treatment of people living with Duchenne who are exon 44, 45, 50 and 51 skipping amenable. Entrada has partnered to develop a clinical-stage program, VX-670, for myotonic dystrophy type 1.

For more information about Entrada, please visit our website, www.entradatx.com, and follow us on LinkedIn.

Forward-Looking Statements
This press release contains express and implied forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements regarding Entrada’s strategy, future operations, prospects and plans, objectives of management, the validation and differentiation of Entrada’s approach and EEV platform and its ability to provide a potential treatment for patients, expectations regarding Entrada’s Phase 1/2 MAD clinical study of ENTR-601-44, including the timing of data from Cohort 1 in the second quarter of 2026, Cohort 2 by end of 2026 and Cohort 3 to follow, expectations regarding initiation of the planned ELEVATE-44-102 study in the U.S. in the first half of 2026, expectations regarding Entrada’s Phase 1/2 MAD clinical study of ENTR-601-45, including the timing of data from Cohort 1 in mid-2026, with data from Cohort 2 and Cohort 3 to follow, expectations regarding the timing of regulatory filings in the EU for the planned Phase 1/2 MAD clinical study of ENTR-601-50 in the second half of 2026 and initiation by the end of 2026, pending clearance, expectations regarding the timing of global regulatory filings and clearance for the planned clinical study of ENTR-601-51 in 2026, the ability to recruit for and complete global Phase 2 clinical studies of ENTR-601-44, ENTR-601-45, ENTR-601-50 and ENTR-601-51, the potential therapeutic benefits of Entrada’s EEV product candidates and the ability to advance therapeutic candidates in indications beyond neuromuscular disease, including but not limited to ocular disease, expectations regarding the timing of nomination of a second clinical candidate for ocular disease in 2026, the continued development and advancement of ENTR-601-44, ENTR-601-45, ENTR-601-50, and ENTR-601-51 for the potential treatment of DMD and ENTR-801 for the potential treatment of Usher syndrome type 2A and the partnered product candidate VX-670 for the potential treatment of DM1, expectations regarding the progress and success of Entrada’s collaboration with Vertex, including completion of enrollment and dosing of the MAD portion of the global Phase 1/2 study of the VX-670 program in the first half of 2026, the ability to continue to expand and develop additional therapeutic programs and modalities, including further exon skipping programs, and the sufficiency of its cash resources into the third quarter of 2027, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” or “would,” or the negative of these terms, or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Entrada may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including: uncertainties inherent in the identification and development of product candidates, including the conduct of research activities and the initiation and completion of preclinical studies and clinical studies; uncertainties as to the availability and timing of results from preclinical and clinical studies; the timing of and Entrada’s ability to submit and obtain regulatory clearance and initiate clinical studies; whether results from preclinical studies or clinical studies will be predictive of the results of later preclinical studies and clinical studies; whether Entrada’s cash resources will be sufficient to fund the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; as well as the risks and uncertainties identified in Entrada’s filings with the Securities and Exchange Commission (SEC), including the Company’s most recent Form 10-K and in subsequent filings Entrada may make with the SEC. In addition, the forward-looking statements included in this press release represent Entrada’s views as of the date of this press release. Entrada anticipates that subsequent events and developments will cause its views to change. However, while Entrada may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Entrada’s views as of any date subsequent to the date of this press release.

Investor Contact
Karla MacDonald
Chief Corporate Affairs Officer
kmacdonald@entradatx.com

Patient Advocacy Contact
Sarah Friedhoff
Head of Patient Advocacy
patientadvocacy@entradatx.com

Media Contact
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CTD Comms, LLC
megan@ctdcomms.com